/ /  Check box if no longer                    	OMB APPROVAL
     subject to Section 16.                       OMB NUMBER: 3235-0362
     Form 4 or Form 5                        EXPIRES: SEPTEMBER 30,1998
     obligations may continue.              ESTIMATED AVERAGE BURDEN
     See Instruction 1(b)                         HOURS PER RESPONSE
1.0

/X/  Form 3 Holdings Reported

/ /  Form 4 Transactions Reported


                          U.S. SECURITIES AND EXCHANGE
                                   COMMISSION
                             Washington, D.C. 20549

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940


1.   Name and Address of Reporting Person*

     Rhynes                           Mark
     (Last)                         (First)                   (Middle)

     1522 West Manchester Ave
     (Street)

     Los Angeles                       CA                       90047
     (City)                         (State)                     (Zip)

2.   Issuer Name and Ticker or Trading Symbol

     Telecomm Communications Inc.
     (Common Stock: Trading Symbol TCOM)

3.   IRS or Social Security Number of Reporting Person (Voluntary)

4.   Statement for Month/Year

     12/03

5.   If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)

     (  )  Director                          ( V ) 10% Owner
     (  )  Officer (give title below)        (   ) Other(specify below)



7.   Individual or Joint/Group Filing (Check applicable line)

     ( V )  Form filed by One Reporting Person
     (   )  Form filed by More than One Reporting Person

* If Form is filed by more than one Reporting Person, see Instruction
4(b)(v).

                           (Print or Type Responses)
Page 1





Table I - Non-Derivative Securities Acquired, Disposed of, or
Beneficially Owned

1.  Title of Security                  2.  Transaction Date
    (Instr. 3)                             (Month/Day/Year)
- - -------------------------------------  -----------------------

a.  Common Stock, par value $.001
- - -------------------------------------  -----------------------

b.
- - -------------------------------------  -----------------------

c.
- - -------------------------------------  -----------------------

d.
- - -------------------------------------  -----------------------

e.
- - -------------------------------------  -----------------------

f.
- - -------------------------------------  -----------------------

3.  Transaction  4.  Securities Acquired (A) or
     Code                 Disposed of (D)
     (Instr. 8)           (Instr. 3, 4 and 5)
   -------------------------------------------
                         Amount      (A) or (D)      Price
- - -----------------  -------------  -------------  -------------

a.
- - -----------------  -------------  -------------  -------------

b.
- - -----------------  -------------  -------------  -------------

c.
- - -----------------  -------------  -------------  -------------

d.
- - -----------------  -------------  -------------  -------------

e.
- - -----------------  -------------  -------------  -------------

f.
- - -----------------  -------------  -------------  -------------



5.  Amount of Securities        6. Ownership Form:  7. Nature of
Indirect Beneficially Owned             Direct (D) or  Beneficial
Ownership
    at End of Issuer's Fiscal      Indirect (I)        (Instr. 4)
    Year                           (Instr. 4)
    (Instr. 3 and 4)

- ------------------------------  ------------------  -----------------
--

a. 1,000,000                       I
- ------------------------------  ------------------  -----------------
--

b.
- ------------------------------  ------------------  -----------------
--

c.
- -----------------------------  ------------------  ------------------
-

d.
- ------------------------------  ------------------  -----------------
--

e.
- ------------------------------  ------------------  -----------------
--

f.
- ------------------------------  ------------------  -----------------
---

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


                           (Print or Type Responses)
Page 2






     Table II - Derivative Securities Acquired, Disposed of, or
                             Beneficially Owned
                (e.g, puts, calls, warrants, options, convertible securities)

1. Title of     2. Conver-    3. Transac- 4. Transac-   5. Number of
   Derative        sion or       sion        sion          Derivative
   Security        Exercise      Date        Code          Securities
   (Instr. 3)      Price         (Month/                   Acquired (A)
or
                   of            Day/        (Instr. 8)    Disposed of
(D)
                   Derivative    Year)               (Instr. 3, 4 and
5)
                 Security
(A)               (D)
- -------------  --------------  ----------  -------------  --------- -
---

a.
- -------------  --------------  ----------  -------------  --------- -
--

b.
- -------------  --------------  ----------  -------------  --------- -
---

c.
- -------------  --------------  ----------  -------------  --------- -
---

d.
- -------------  --------------  ----------  -------------  --------- -
--

e.
- -------------  --------------  ----------  -------------  --------- -
---

f.
- -------------  --------------  ----------  -------------  --------- -
--



6. Date Exercisable         7. Title and Amount of Underlying   8.
Price
of  and Expiration              Securities Derivative
   Date                       (Instr. 3 and 4)
Security
   (Month/Day/Year)
(Instr. 5)

- ----------------------------  ---------------------------------
   Date           Expiration      Title           Amount or
   Exercisable    Date                            Number of
                                                  Shares
- ---------------- -----------  -----------------  --------------  ----
--

a.
- ---------------- -----------  -----------------  --------------  ----
---

b.
- ---------------- -----------  -----------------  --------------  ----
--

c.
- ---------------- -----------  -----------------  --------------  ----
---

d.
- ---------------- -----------  -----------------  --------------  ----
--

e.
- ---------------- -----------  -----------------  --------------  ----
---

f.
- ---------------- -----------  -----------------  --------------  ----
--

9. Number of        10. Ownership         11. Nature of
   Derivative           of Deriva-            Indirect
   Securities           tive                  Beneficial
   Beneficially         Security:             Ownership
   Owned at             Direct (D)            (Instr. 4)
   End of Year          or Indirect
   (Instr. 4)           (I) (Instr. 4)

- -------------------  --------------------  -----------------

a.
- -------------------  --------------------  -----------------

b.
- -------------------  --------------------  -----------------

c.
- -------------------  --------------------  -----------------

d.
- -------------------  --------------------  -----------------

e.
- -------------------  --------------------  -----------------

f.
- -------------------  --------------------  -----------------



Explanation of Responses:

(1) Herman, Alexis ,is controlled by Mark Rhynes. 1,000,000 shares are owned by Herman, Alexis & Co., Inc.


/s/ Mark Rhynes                                        January 16, 2003
- - -------------------------------                   -----------------
---
- --
** Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

   Note. File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                           (Print or Type Responses)
Page 3